Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Inner Mongolia Production Company (HK) Limited, a Hong Kong company

Inner Mongolia Sunrise Petroleum JV Company, an Inner Mongolian joint venture company

Pacific Asia Petroleum, Limited, a Hong Kong company

Pacific Asia Petroleum (HK) Limited, a Hong Kong company